FOR RELEASE SEPTEMBER 26, 2007 at 7:30 a.m. EDT

Palatin Technologies Announces Reduction of Workforce

CRANBURY, N.J., September 26, 2007 — Palatin Technologies, Inc. (AMEX: PTN) (the Company) today announced it has taken steps to reduce its workforce by 30%, resulting in annual savings of $4 million. The downsizing, which leaves the Company with 64 employees, will provide the Company with the greatest opportunity for near-term success of its priority programs. Palatin will take an estimated $500,000 charge for severance payments in the quarter ending September 30, 2007.

“Though it is regrettable to have to reduce our work force, concentrating our efforts on value drivers and matching our resources to those projects with the highest potential for near-term value is our immediate priority,” stated Carl Spana, Ph.D., President and Chief Executive Officer of Palatin.

The downsizing decision follows recent responses from representatives of the U.S. Food and Drug Administration (FDA), which raised serious concerns about the acceptable benefit/risk ratio to support the progression of bremelanotide, a drug under development for male sexual dysfunction, into Phase 3 studies for erectile dysfunction as a first-line therapy in the general population.

Palatin has engaged the FDA in discussions in order to determine next steps related to the further development of bremelanotide for the treatment of male sexual dysfunction. Regarding the development of bremelanotide for the treatment of female sexual dysfunction, Palatin has completed an exploratory at-home Phase 2 clinical trial in pre- and post-menopausal women, and the Company will be releasing the results later this month.

In addition to bremelanotide, Palatin will continue to focus on its pipeline programs, primarily a collaboration with AstraZeneca for the development of compounds to treat obesity, and the advancement of a lead clinical candidate for the treatment of congestive heart failure, for which the Company anticipates an effective Investigational New Drug (IND) Application with the FDA by the end of this calendar year.

About Palatin Technologies, Inc.
Palatin Technologies, Inc. is a biopharmaceutical company focused on discovering and developing targeted, receptor-specific small molecule and peptide therapeutics. The Company’s internal research and development capabilities, anchored by its proprietary MIDAS™ technology, are fueling product development. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to

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maximize their commercial potential. The Company currently has collaborations with AstraZeneca and the Mallinckrodt division of Covidien. For additional information regarding Palatin, please visit Palatin Technologies’ website at www.palatin.com.

Forward-looking Statements
Statements about the Company’s future expectations, including statements about its development programs, proposed indications for its product candidates, pre-clinical activities, marketing collaborations, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term, is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements shall be subject to the safe harbors created thereby. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for various reasons, including, but not limited to the Company’s ability to fund development of its technology, ability to establish and successfully complete clinical trials and pre-clinical studies and the results of those trials and studies, dependence on its partners for certain development activities, need for regulatory approvals and commercial acceptance of its products, ability to recommence marketing and gain commercial acceptance of NeutroSpec®, ability to protect its intellectual property, and other factors discussed in the Company’s periodic filings with the Securities and Exchange Commission. The Company is not responsible for updating for events that occur after the date of this press release.

Contacts: For Palatin Technologies:	For Institutional Investors and Media:

Stephen T. Wills, CPA, MST	Carney Noensie
EVP-Operations / Chief Financial Officer	Burns McClellan
(609) 495-2200	(212) 213-0006
info@palatin.com	cnoensie@burnsmc.com